NeoMedia Announces 2012 Financial Results

QR Code Pioneer’s Product Offerings Gain Market Traction

Boulder, Co.—April 1, 2013 -- (OTC BB: NEOM), a pioneer 2D mobile barcode technology and infrastructure solution provider that enables the mobile barcode ecosystem, today announced its financial results for fiscal year 2012. The company’s revenue increased by approximately 3.4 percent from fiscal year 2011 and reduced operating costs by 6.3 percent due to the continued adoption of its barcode scanning app, NeoReader®, its barcode management platform, NeoSphere™, and its new IP licensees.

On a cash basis (non-GAAP), NeoMedia recorded $4.48 million in sales, a 61% growth rate over 2011. On an (GAAP) accrual basis, NeoMedia generated $2.3 million in revenues. NeoMedia recorded a net loss of $19.4 million; approximately $13.9 million of which arose from non-cash, other income (expense). The difference between cash and GAAP revenue is related to revenue recognition. On a GAAP basis, revenue is recognized over the life of the deal; on a cash basis, it is recognized when the cash comes in.

NeoReader, the barcode scanning app, experienced continued growth in 2012 due to increased mobile barcode adoption, with over 34 million installations worldwide. NeoMedia has generated more than 79,000 mobile barcodes and QR codes for some of the world’s leading companies and generated scan activity from 193 countries with the top three countries being the U.S., Spain and Germany. NeoMedia also added eight new companies to its list of IP licensees.

“We are excited about the direction and alignment of our business as we enter into 2013,” said Sarah Fay, NeoMedia Board of Directors. “With a strong executive leadership team in place and innovative solutions in the market and in development, we’re confident that NeoMedia has laid a strong foundation for dynamic growth in 2013.”

Over the past year, NeoMedia was able to re-align its operations and business strategy to meet the changing needs of today’s digital marketer and mobile application developer. The company saw an increase in its agreements for its 2D Core products while reducing the focus on its hardware product sales.

“We are happy to announce our 2012 results,” said Laura Marriott, CEO, NeoMedia. “By aligning our business more closely to the needs of our customers and the market, we have been able to reach self sustainability from cash received during the year. We look forward to further helping brands get closer to their customers with our mobile barcode solutions.”

About NeoMedia

NeoMedia Technologies, Inc. is the pioneer in QR and mobile barcode technology and infrastructure solutions that enable the mobile barcode ecosystem worldwide. Its solutions have transformed approximately 34 million mobile devices with cameras across 193 countries into barcode scanners, enabling a range of practical and engaging applications. With its suite of products, services and extensive IP portfolio, NeoMedia is able to offer customers a comprehensive end-to-end mobile barcode solution. NeoMedia’s current customers include international brands, agencies and handset manufacturers. The company also has a growing portfolio of patent licensees including Microsoft and Kraft Foods Group, Inc. Learn more at www.neom.com or one of our online destinations: LinkedIn, Twitter, and, Pinterest.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For questions, contact NeoMedia Media Contact at +1-303-546-7946, press@neom.com